CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We  have  issued  our  report  dated  January  24,  1997   accompanying  the
consolidated financial statements included in the 1996 Annual Report to Shareholders which is incorporated by reference in the Annual Report of First West Chester Corporation and Subsidiary on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statement of First West Chester Corporation and Subsidiary on Form S-8 (File No. 33-26325, effective January 4, 1989; File No. 33-46575, effective March 23,1992; File No. 33-09241, effective July 31, 1996; and File No. 33-15733, effective November 7, 1996).



GRANT THORNTON LLP



/s/ GRANT THORNTON LLP
----------------------

Philadelphia, Pennsylvania
March 28, 1997